Exhibit 10.1

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

Restricted Stock Unit Award Agreement

THIS AGREEMENT is made as of             , 200   (the “Grant Date”), by and between Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (“Company”), and «First_Name» «Last_Name» («Last_Name»)

WHEREAS, «Last_Name» is expected to perform valuable services for the Company and the Company considers it desirable and in its best interests that «Last_Name» be given a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing units that are settled in shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Company’s Amended and Restated 1993 Stock Incentive Plan or a replacement plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.	Grant of Restricted Stock Units.

(a)	Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to «Last_Name» an award of restricted stock units (the “Restricted Stock Unit Award”), which shall vest and become unrestricted in accordance with Section 2 hereof.

(b)	Transferability. Restricted stock units subject to the Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such restricted stock units, the Restricted Stock Unit Award shall immediately become null and void.

2.	Vesting.

(a)	Time Vesting. Subject to paragraphs (b) and (c) of this Section 2, the Restricted Stock Unit Award shall vest and become unrestricted in accordance with the following schedule: 25% on each of the first four anniversaries of the Grant Date, with 100% of the Restricted Stock Unit Award being vested on the fourth anniversary of the Grant Date.

(b)

Accelerated Vesting. If «Last_Name» continues to perform valuable services for the Company from the date of this Agreement until the occurrence of a Change of Control (as hereinafter defined), the portion of the Restricted Stock Unit Award which has not become vested and unrestricted under Section 2(a) at the date of such event shall immediately vest and become unrestricted with respect to 100% of the restricted stock units subject to this Restricted Stock Unit Award simultaneously with the consummation of the Change of Control. A “Change of Control” shall mean and be determined to have occurred upon any one of the following events: (i) the date of acquisition by any person or group other than Misys plc (“Parent”) or any affiliate of Parent or any subsidiary of the Company (or any employee benefit plans (or related trust) of the Company or any of its subsidiaries or Parent) acquires beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or (ii) the date the individuals who constitute the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the date of this Agreement whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this definition, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the Securities Exchange Act of 1934 (the “1934 Act”)); or (iii) Company effects (A) a merger or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (B) a liquidation or dissolution of Company; or (C) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power; provided, however, that in no event shall the acquisition by any person or group of the beneficial ownership of any amount of stock or voting securities of Parent (including an acquisition by a merger, reorganization or consolidation) constitute a Change of Control. For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in SEC rules 13d-5(b) under the 1934 Act, and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Code, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change of control event, it shall not be deemed a Change of Control for purposes of this Agreement.

(c)	Settlement of Restricted Stock Units. Upon the date restricted stock units subject to this Agreement become vested and unrestricted, one share of Common Stock shall be issuable for each restricted stock unit that vests on such date, subject to the terms and conditions of the Plan and this Agreement. Thereafter, the Company will transfer such shares of Common Stock to «Last_Name» upon satisfaction of any required tax withholding obligations.

3.	No Rights as Stockholder; Dividend Equivalents. «Last_Name» shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock issuable upon the vesting of restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to «Last_Name». Notwithstanding the foregoing, until such time as the restrictions lapse, or the restricted stock units subject to this Agreement are cancelled, whichever occurs first, the Company will pay «Last_Name» a cash amount equal to the number of restricted stock units subject to restriction under this Agreement times the per share amount of any cash dividend payment made to stockholders of the Company’s Common Stock, with such payments to be made reasonably promptly after the payment date of each such cash dividend.

4.	Termination of Unvested Restricted Stock Unit Award. Subject to the terms of any written employment agreement between the Company or its affiliates and «Last_Name» (which vesting terms in such employment agreement shall prevail over the terms of this Agreement), if «Last_Name»’s employment with the Company is terminated for any reason, the portion of the Restricted Stock Unit Award which is not vested and unrestricted as of the date of termination shall be forfeited by «Last_Name» and such portion shall be cancelled by the Company. «Last_Name» irrevocably grants to the Company the power of attorney to transfer any unvested shares of shall promptly return this Agreement to the Company for cancellation and agrees to execute any document required by the Company in connection with such forfeiture. Such cancellation shall be effective regardless of whether «Last_Name» returns this Agreement.

5.	Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Company without new consideration to the Company (such as by stock dividends or stock split-ups), then the number of unvested and restricted shares subject to this Restricted Stock Award shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Company shall be combined, or be changed into another kind of stock of the Company or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc. (where such event is not a Change of Control as defined in Section 2(b) above) the

Company shall cause adequate provision to be made whereby the unvested restricted stock units subject to this Agreement shall be adjusted equitably so that the securities received upon vesting shall be the same as if the vesting had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Company through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is cash or property (other than equity securities of another corporation) and where such event is not a Change of Control as defined in Section 2(b) above (a “Transaction”), the Restricted Stock Unit Award shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock Unit Award, then simultaneously with the consummation of the Transaction, «Last_Name» shall fully vest in the Restricted Stock Unit Award and all restricted stock units subject to the Restricted Stock Unit Award shall become unrestricted. For the purposes of this Section 5, the Restricted Stock Unit Award shall be considered assumed if, following the Transaction, the Restricted Stock Unit Award confers the right to receive, for each restricted stock unit subject to the Restricted Stock Unit Award and unvested immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares).

6.	No Right to Continued Employment. This Agreement shall not be construed as giving «Last_Name» the right to be retained in the employ of the Company.

7.	Provisions of Plan. This Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. «Last_Name» acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

8.

Withholding of Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Company to «Last_Name» (or to secure payment from «Last_Name» in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Common Stock which becomes vested and unrestricted under this Agreement, and the Company may defer such issuance until such amounts are paid or withheld. «Last_Name» may elect to satisfy his or her obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (for which «Last_Name» has good title, free and clear of all liens and encumbrances) having a Fair Market Value (as defined in the Plan), determined as of the date the obligation to withhold or pay taxes first arises in connection with the Restricted Stock Unit Award (the “Tax Date”), equal to the

Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the holder pursuant to the Restricted Stock Unit Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom «Last_Name» has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Compensation Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5) for any holder who is not a director or an “officer” (as defined in Rule 16a-1(f) under the 1934 Act). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

9.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrator, successors and assigns.

10.

[Stockholder Approval. This Agreement shall be null and void and of no further force or effect unless[, prior to the first anniversary of the Grant Date,] (a) the stockholders of the Company shall have approved either an amendment to the Company’s Amended and Restated 1993 Stock Incentive Plan increasing the number of shares available thereunder in excess of the amount required to make the award hereunder or a new equity plan in replacement of such plan and (b) the approval of shareholders of Misys plc with respect to the Plan shall have been obtained, if required (collectively, the “Approvals”). Notwithstanding anything in this Agreement or any other agreement to the contrary, in no event shall the restricted stock units subject to this Agreement vest prior to obtaining the Approvals and, if any event occurs which would require such vesting, such vesting shall be delayed until such time, if ever, as the Approvals are obtained.][1]

[1]	NOTE: Bracketed provision, including sub-bracketed text, to be included in certain award agreements only.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:
Name:	Glen E. Tullman

«First_Name» «Last_Name»